Filed Pursuant to Rule 433
Registration No. 333-262855
February 20, 2024

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated February 20, 2024)

Issuer:	Georgia Power Company
Security:	Series 2024A 5.004% Senior Notes due February 23, 2027
Expected Ratings:*	Baa1 (Positive)/BBB+ (Positive)/A- (Positive) (Moody's/Standard & Poor's/Fitch)
Principal Amount:	$500,000,000
Initial Public Offering Price:	100.000%
Maturity Date:	February 23, 2027
Treasury Benchmark:	4.125% due February 15, 2027
Benchmark Treasury Yield:	4.384%
Spread to Treasury:	+62 basis points
Re-offer Yield:	5.004%
Optional Redemption:
Make-Whole Call:	Prior to January 23, 2027 at T+10 basis points
Par Call:	On or after January 23, 2027 at 100%
Coupon:	5.004%
Interest Payment Dates:	February 23 and August 23 of each year, beginning August 23, 2024
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	373334 KV2/US373334KV25
Trade Date:	February 20, 2024
Expected Settlement Date:	February 23, 2024 (T+3)
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC MUFG Securities Americas Inc. Truist Securities, Inc.
Co-Managers:
BMO Capital Markets Corp.
Santander US Capital Markets LLC
Siebert Williams Shank & Co., LLC
SMBC Nikko Securities America, Inc.
AmeriVet Securities, Inc.
C.L. King & Associates, Inc.
CastleOak Securities, L.P.
Penserra Securities LLC
R. Seelaus & Co., LLC
Security Capital Brokerage, Inc.

Concurrent Offering:	$900,000,000 Series 2024B 5.250% Senior Notes due March 15, 2034, expected to be issued on February 23, 2024. The closing of the offering of the Series 2024A Senior Notes is not contingent on the closing of the concurrent offering.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-5579, Citigroup Global Markets Inc. toll free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll free at 1-866-271-7403, MUFG Securities Americas Inc. toll free at 1-877-649-6848 or Truist Securities, Inc. toll free at 1-800-685-4786.